Berry Plastics Group (BERY) on Q1 2016 Results - Earnings Call Transcript

by: SA Transcripts
Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Berry Plastics Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's presentation, Mr. Dustin Stilwell. Sir, please begin.

Dustin Stilwell - Head-Investor Relations

Good morning, everyone. Thank you for joining us, and welcome to Berry's first quarter fiscal 2016 earnings call. Throughout this call, we will refer to the first fiscal quarter as the December 2015 quarter. Joining me today from the company, I have Berry's Chairman and Chief Executive Officer, Jon Rich; and Chief Financial Officer, Mark Miles.

During this call, we will be discussing some non-GAAP financial measures, including operating EBITDA, adjusted EBITDA and adjusted free cash flow. The most directly comparable GAAP financial measures and a reconciliation of the differences between the GAAP and non-GAAP financial measures are available in our earnings release and our public filings. Additionally, all data referenced today has been conformed to match our new organizational segment structure. An archived audio replay of this conference will also be available on the company's website.

We would like to make it clear that certain statements made today may be forward-looking statements. These forward-looking statements are made based upon management's expectations and beliefs concerning future events impacting the company and, therefore, involve a number of uncertainties and risk, including, but not limited to, those described in the company's Annual Report on Form 10-K and other filings with the SEC. Therefore, the actual results of operations or financial condition of the company could differ materially from those expressed or implied in the forward-looking statements.

And now, I'd like to turn the call over to Berry's Chairman and CEO, Jon Rich.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Thank you, Dustin. Good morning, everyone, and thank you for joining us. This morning, we will review our overall quarterly financial performance, discuss the results of our three operating segments, provide our perspective on overall market conditions, and update everyone on our synergy expectations and integration progress with AVINTIV, as well as update our outlook for fiscal 2016.

To begin with, we had a very good start to our fiscal year. There was a significant amount of activity during the quarter, as we closed on the acquisition of AVINTIV on October 1 and embarked on the execution of integrating the business and achieving our synergy goals. Additionally, as we described on our last earnings call, we reorganized the company into three market-facing divisions to align us with our customers, provide improved service, drive future growth, and to facilitate the cost-saving synergies. While driving these changes, all three of our operating divisions had outstanding performance, with increases in EBITDA and operating margins. The significantly-improved earnings and volume growth in key product categories that we achieved in the quarter are a validation of the strategic rationale for the acquisition of AVINTIV, and a testament to the focus on execution by everyone at Berry.

Turning to our financial results for the December 2015 quarter, revenue came in at a quarterly record of $1.612 billion. Operating EBITDA increased by 15%, and was $37 million higher than the prior-year period on a combined basis, to a quarterly record of $276 million. I'm also pleased to report operating EBITDA margins were 17.1% compared to 13.9% on a combined basis a year ago. These results were driven by improved volumes, lower raw material and sourcing costs, operational productivity, and the realization of synergies. Mark will provide more detail on our financial results momentarily.

For today's discussion, it's important to note that the December 2015 ending quarter contained more shipping days compared to Berry's prior-year period, as a result of where holidays fell in the calendar, along with an additional week in the December 2015 fiscal quarter. When Mark and I discuss volumes today, we will utilize average volumes per shipping day versus the prior year as the metric.

Excluding these adjustments, on a reported basis, for example, quarterly volumes at Consumer Packaging and Engineered Materials were up 4% and 6%, respectively.

On a normalized basis, total Berry volumes were flat versus the prior-year period, which represents a modest improvement over the past several quarters. As a reminder, Berry measures physical volumes by pounds of plastic resin sold, and we typically experience a 0.5% to 1% annual reduction in resin pound volumes due to lightweighting and product redesign.

On a normalized basis, the Health and Hygiene portion of our HH&S divisions, that include product areas such as components for medical masks and gowns, and for disposable diapers, grew globally 2% year-over-year, with strong demand in North America and Europe.

Volumes in the Specialties portion of HH&S, that include products for construction, agricultural and industrial filtration, were lower due to soft demand in South America and Europe, although volumes in Specialties grew in North America by 3%. Normalized volumes in our Engineered Materials business grew about 2% in the quarter, with strong year-over-year growth in institutional can liners, stretch film and tapes.

Consumer Packaging normalized volumes were 1% lower than the same period in 2014. Overall, consumer demand for packaged food products in the quarter was soft again, as indicated by the Nielsen food survey that reported a 0.3% reduction in scanner data year-over-year for our overlapping food and non-food categories.

While our total growth within Consumer Packaging for this period was in line with consumer demand, growing product segments outnumbered decliners. For example, volumes in containers, tubes, drink cups and prescription vials all grew in the quarter.

With regard to raw material costs, let me start by stating the obvious. Low oil prices are good for Berry. Historically, there has been a very tight correlation between oil prices and the cost of our key raw materials, polyethylene and polypropylene. As Mark will detail, in the quarter, we had significantly lower raw material costs on a year-over-year basis.

During the quarter, oil fluctuated between $40 and $50 per barrel. And since the beginning of 2016, oil prices have fallen again dramatically, which could provide additional benefit to Berry, if these conditions persist.

Within the polyethylene and polypropylene markets, there are specifics of each product that will also likely impact Berry. For example, large capacity expansions in polyethylene are anticipated coming online in North America that should benefit us, and recent price increases for polypropylene in North America may cause some near-term pressure. Overall, we continue to believe that the current trends in global oil and resin markets will advantage Berry.

Now, I'll turn the call over to Mark, who will review Berry's financial results in more detail. And then, I'll come back to provide an update on our AVINTIV acquisition, as well as our outlook for the balance of fiscal 2016. Mark.

Mark W. Miles - Chief Financial Officer

Thank you, Jon, and good morning, everyone. As Jon previously mentioned, Berry posted record net sales for the quarter of $1.612 billion. This $392 million or 32% increase over the prior year of $1.220 billion can be primarily attributed to the acquisition of AVINTIV that closed on October 1, 2015.

Pro forma for the AVINTIV transaction, net sales for the prior year December quarter were $1.719 billion. The 6% decrease from the prior year pro forma net sales is primarily attributed to a 5% decrease in net selling prices, due to the pass-through of lower raw material costs and a 3% unfavorable impact from currency translations.

Net sales in our Consumer Packaging division decreased by 4%, when compared to the prior year period. The decrease was primarily attributed to an 8% reduction in net selling prices, due to the pass-through of lower plastic resin costs, partially offset by a 4% increase in organic sales volumes.

As Jon noted earlier, base pounds sold on a normalized basis were down 1%, with growth in many product categories such as drink cups, dairy containers and custom food and beverage films, offset by continued sluggish demand in certain markets.

Net sales for our Engineered Materials division decreased by 3% compared to the prior year quarter. The decrease was primarily attributed to a 6% reduction in net selling prices, due to the pass-through of lower raw material costs and a 2% unfavorable impact from currency translation, partially offset by a 6% increase in base volumes. Plastic resin pounds sold were almost 2% higher on a normalize basis, primarily from stronger demand in institutional can liners and specialty film products.

Net sales for our Health, Hygiene & Specialties division were $564 million compared to pro forma net sales of $628 million in the December 2014 quarter. The 10% decrease can be primarily attributed to an 8% unfavorable impact from currency translation. Normalized resin pounds sold were flat for the division, although, as Jon mentioned, normalized volumes in our Health and Hygiene products increased 2%.

Now, from an earnings perspective, operating EBITDA margins increased to 17.1% in the quarter compared to an operating EBITDA margin of 13.9% in the same prior year period on a combined basis. Operating EBITDA for Berry was a quarterly record of $276 million for the December 2015 quarter compared to the combined Berry and AVINTIV operating EBITDA of $239 million in the prior year period.

This $37 million or 15% increase in operating EBITDA included a product mix improvement, along with a recovery in the relationship between net selling prices and direct raw material and freight cost of $32 million, which included a favorable contractual lag benefit of approximately $7 million and contributions from synergies.

In addition, net productivity improvements in manufacturing provided a year-over-year benefit of $10 million. These positive contributions were partially offset by an unfavorable impact of $3 million for translation of foreign currency due to the stronger U.S. dollar on a year-over-year basis.

We're pleased to report that all three divisions recorded operating EBITDA margins in excess of 16% in the quarter. The Consumer Packaging division recorded $116 million of operating EBITDA, representing an increase of 6% versus the prior year quarter. This increase can be attributed to a recovery in the relationship between selling prices and raw material and freight costs, along with net productivity improvements in manufacturing.

Operating EBITDA for our Engineered Materials division came in at $65 million, compared to $55 million in the prior year period. Margins increased by 350 basis points to 18%, primarily related to product mix improvement and a recovery in the relationship between selling prices and raw material costs, base volume increases, net productivity improvements in manufacturing, along with cost savings in SG&A.

Our HH&S division saw operating EBITDA of $95 million in the quarter, compared to $79 million on a combined basis in the prior year quarter. Margins increased by 480 basis points to 16.8%, primarily related to a recovery in the relationship between selling prices and raw material costs, net productivity improvements in manufacturing and the realization of cost synergies.

Overall, operating income increased by $18 million or 26% over the December 2014 quarter. This increase can be attributed to the items previously discussed that drove operating EBITDA improvements, as well as disciplined return-driven capital spending.

Adjusted operating income increased by $46 million or 46%, as the current period included $31 million of AVINTIV acquisition-related charges, of which $7 million was a non-cash purchase accounting entry to record inventory at fair value.

As we further review the income statement for the December 2015 quarter, interest expense was $75 million compared to the prior year expense of $53 million. This $22 million increase is primarily a result of borrowings associated with the purchase of AVINTIV at the beginning of the quarter.

In alignment with our strategy to reduce debt, the company made a voluntary term loan principal payment of $50 million in the December quarter. Additionally, last week, we made another voluntary term loan principal payment of $100 million.

Our expected cash interest expense for fiscal year 2016 remains at approximately $270 million, which assumes we continue to utilize our free cash flow to reduce our debt throughout the year. As a reminder, the company has a pre-IPO tax receivable agreement. Under this arrangement, the company remits 85% of its usage of pre-IPO NOLs to shareholders of record immediately prior to our IPO.

From a cash flow perspective, the company is essentially a cash tax payer with a 15% discount. Assuming no changes in tax regulations, we project that this will be the situation for the next two to four years. After utilization of the pre-IPO NOLs covered by the agreement, we will then use up the approximate $400 million of Federal NOLs included in the AVINTIV acquisition, which will result in a period of no Federal tax liability for Berry as we utilize those NOLs.

During the quarter, we made our annual payment under the tax receivable agreement, which was $57 million. This payment is made once per year in the first fiscal quarter and, therefore, no further payments are due under this agreement for the remainder of fiscal 2016. We continue to estimate our fiscal 2016 effective tax rate, for income statement purposes, at approximately 32%.

Closing out the income statement discussion, for the quarter, Berry recorded adjusted net income per diluted share of $0.35, representing an increase of approximately 30% from the prior-year period of $0.27.

The current quarter included $0.07 of estimated step-up depreciation and amortization expense from the AVINTIV acquisition. Excluding this estimated step-up in D&A, our adjusted net income per diluted share for the quarter was $0.42.

Adjusted free cash flow, defined as cash from operations less net spending on property, plant equipment, and payments made under the tax receivable agreement in the December 2015 quarter, was $45 million, compared to $36 million in the December 2014 period. The current quarter included $30 million of non-recurring cash uses associated with the acquisition of AVINTIV.

Excluding these items, adjusted free cash flow was $75 million, or approximately 108% over the prior-year quarter. The company generated $191 million of cash flow from operations in the December 2015 quarter, compared to $100 million in the prior-year period, in spite of the $30 million of non-recurring cash uses associated with the acquisition of AVINTIV in the quarter.

Our trailing 12 months adjusted free cash flow totals $445 million. Using the stock price at the end of last week, the $445 million LTM of adjusted free cash flow represents $3.56 per diluted share of adjusted free cash flow, resulting in over a 12% free cash flow yield.

This concludes my financial review. And now, I'll turn it back to Jon.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Thank you, Mark. As we've said during prior conference calls, we continue to focus on our key strategic initiatives of reducing our debt-to-EBITDA ratio, driving organic growth, expanding internationally, and continuing to be disciplined while executing value-accretive acquisitions that have historically brought us success.

Our top priority is debt reduction and the de-leveraging of our balance sheet. Our target has been to reside in a three to four times ratio of net debt-to-adjusted EBITDA. At the announcement of the purchase of AVINTIV, the ratio was 5.2 times on a pro forma basis. And I am pleased to report that in just six months, we have reduced this ratio by three-tenths of a turn, to a quarter-end level of 4.9 times.

Consistent with our stated goals to de-lever our balance sheet, Berry has voluntarily contributed $150 million to early debt retirement since the start of the fiscal year in October 2015. Our plan for fiscal 2016 is to achieve a half turn or more reduction in leverage through free cash flow and earnings growth. We have a track record of generating substantial free cash flow, and expect to do so again this year.

Behind leverage reduction, the other three strategic objectives of the company are all growth-focused: grow organically through innovation; grow internationally, where demographics of middle-class expansion drive higher GDP rates; and grow through strategic and opportunistic acquisitions that enhance our capabilities.

The transformational acquisition of AVINTIV and subsequent reorganization of Berry into three market-facing divisions are strategic enablers in all three targeted areas for growth. While it's only been a few short months since the acquisition of AVINTIV, and even less time since the organizational realignment, the initial report card so far has exceeded our expectations.

We continue to believe that our HH&S division will meet the 2% growth target we outlined in the last call. The recent decision in China to allow families to have more than one child will benefit us. Even in Latin America, where GDP growth rates are currently in recession mode, we are seeing continued growth in health and hygiene markets.

With regards to the synergy benefits we anticipated from the AVINTIV acquisition and company reorganization, I am pleased to report that these actions are on track, and exceeding our initial estimates. When we initially announced the AVINTIV acquisition, we communicated a goal of $50 million in expected cost synergies. Today, we are increasing that expectation to $65 million, and continue to believe that we will find further advantages as we proceed. If that's the case, we will announce it in future conference calls. As we have stated, these cost synergies are expected to be generated primarily from our combined purchasing power, savings in operations, and elimination of redundancy in SG&A costs.

Our Engineered Materials business is off to a stronger start than we initially predicted. Primary drivers for growth have been favorable raw material costs, increased activity in the industrial markets, and share gains in core film products.

We are also experiencing positive sales momentum from our new high-end stretch film and recent product launches, such as IRONFORCE branded tapes, which are exclusively available at The Home Depot.

For Consumer Packaging, domestic demand for packaged food goods and traffic at restaurants remained soft, even with improvements in unemployment and consumers receiving the benefit of lower gasoline costs. Despite this, as I described earlier, we grew the majority of our product lines in the quarter.

We continue to believe that full fiscal year volume in Consumer Packaging will be flat for the year, with recent trends showing a very modest improvement. Also, we believe the addition of AVINTIV's larger and stronger international business structures will enhance our ability to profitably grow our packaging businesses overseas. That work is underway, particularly with our existing multinational customers, but it will take some time to really impact our financial results.

With regards to guidance for the remainder of fiscal 2016, at the last conference call, we communicated full year operating EBITDA and adjusted free cash goals of $1.160 billion and $475 million, respectively. Given the strong start, we are increasing our operating EBITDA guidance for the full 2016 fiscal year by $20 million to $1.180 billion. We anticipate $20 million of additional cash costs in fiscal 2016 associated with the integration and achievement of the incremental cost synergies identified in the quarter. As a result, our annual free cash flow guidance remains at $475 million, which is approximately $3.80 per diluted share and a yield of nearly 13%.

In fiscal 2016, we continue to expect 2% overall sales volume growth; however, for the purposes of our fiscal 2016 guidance, we continue to utilize a more conservative assumption of flat overall volumes.

The $475 million of adjusted free cash flow includes $817 million of cash flow from operations, less $285 million of capital spending and the $57 million payment under our tax receivable agreement. As a reminder, approximately $110 million of our annual capital spending is related to maintaining our facilities and equipment, and the remaining capital will be used to fund growth projects and cost reduction initiatives. The estimate also assumes flat working capital with no change in plastic resin costs and constant currency rates.

Finally, Berry will continue to take the necessary proactive steps to remain competitive and a leader in the markets where we participate through a relentless focus on building and strengthening our competitive advantages. I am confident that the people at Berry will continue to drive our results and achieve our goals.

I thank you for continued interest in Berry. And now, we're ready to answer your questions.

Question-and-Answer Session

Operator

Our first question or comment comes from the line of George Staphos from Bank of America Merrill Lynch. Your line is open.

Alex Wang - Bank of America Merrill Lynch

Hi, good morning. It's actually Alex Wang sitting in for George. Thanks for all the details. First question is on the volume outlook, it sounds like trends in product lines such as containers, tubes, and drink cups, you're seeing some improved trends there. Could you provide a little more color or what you're hearing from your customers? And on a related note, as we look out for volumes, where do you think are some upside or downside risks, whether it may be softness in Latin America or elsewhere?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I would say again, that I think your assessment is correct. I'd say in Consumer Packaging, we're seeing very modest, but real improvements in demand across most of our product lines. That's encouraging. The Health and Hygiene segments that were part of the HH&S business that we acquired from AVINTIV, generally stronger growth, consistent with the strategy that we communicated when we acquired the business of balancing our portfolio between health, hygiene and medical products, and food products. I would say, in general, we're not seeing any economic slowdown as we hear about when people talk about markets.

Alex Wang - Bank of America Merrill Lynch

Okay. Thank you. And as a follow-up, just on the free cash flow guidance, with the EBITDA guidance going up $20 million, but free cash flow staying the same, is that a function of restructuring cash or can you just provide what the difference is there, please?

Mark W. Miles - Chief Financial Officer

Sure, Alex. Good morning. It's Mark. We increased our EBITDA, you're correct, by $20 million, our guidance there, but we also increased our cash needs associated with the integration of AVINTIV for the year by the same amount, by $20 million, which resulted in the same $475 million of adjusted free cash for the year. So we identified more synergies, but we also have more costs expected to achieve those synergies.

Operator

Thank you. Our next question or comment comes from the line of Ghansham Panjabi from Robert W. Baird. Your line is open.

Matthew T. Krueger - Robert W. Baird & Co., Inc.

Hi. This is actually Matt Krueger sitting for Ghansham. How are you guys doing today?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Morning, Matt. Good.

Mark W. Miles - Chief Financial Officer

Morning, Matt.

Matthew T. Krueger - Robert W. Baird & Co., Inc.

Yeah. First off, can you quantify the benefit from lower raw material cost during the quarter just in terms of maybe a percentage of the margin expansion? And then, what are your expectations for margin expansion if the raw material environment kind of stays the same where it's at right now?

Mark W. Miles - Chief Financial Officer

Okay. Sure, Matt. Good morning. With respect to the benefit we received in the quarter with respect to raw material, just as a reminder, about three-quarters of our business moves based on published indices with resin, so it's just a lag and that benefit was $7 million in the quarter. In the prior year, it was actually unfavorable by $2 million. So the year-over-year change was about a $10 million change on that benefit. And I'll refer to Jon on the second part of that question.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I would just say, Matt, that, obviously, our ability to forward forecast where resin prices are going to go is not very transparent. As I said in my remarks, historically, those costs do correlate with oil prices. With oil prices going down, that might suggest some future favorability. And if that's the case, it would likely enhance our operating margins for the reasons that Mark discussed with the ratio of contract to non-contract customers.

Matthew T. Krueger - Robert W. Baird & Co., Inc.

Okay. That's helpful. And then given that the AVINTIV acquisition has made Berry a much more global business, can you parse out AVINTIV's volumes by region for the quarter? And then, how consistent is the volume performance during the first fiscal quarter 2016 with kind of your expectations for the remainder of the year?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Yeah, look, I would say that we don't typically give out the regional information, but I can give you trends. I would say that volumes in North America have been very good; Europe and Asia, up. And if there is a region where we're seeing some pressure, it's in Latin America. I think we're all aware of the economic challenges that are going on there. But I would break it out between Health and Hygiene and Specialties. The Health and Hygiene piece, particularly our sales into diaper, fabricators and so forth continues to be good; some pressure on the Specialties side there related more to construction and industrial, agricultural.

Matthew T. Krueger - Robert W. Baird & Co., Inc.

Okay. That's helpful. That's it for me. Thanks.

Operator

Thank you. Our next question or comment comes from the line of Anojja Shah from BMO Capital. Your line is open.

Anojja Shah - BMO Capital Markets (United States)

Hello. Thank you. Just wanted to get a sense of how you guys are thinking about M&A right now, given the turmoil in the markets and maybe some more attractive valuations. Would you specifically rule out M&A over the next 12 to 18 months or are you sort of open to it? Thanks.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

We stated our priorities during the call. Again, we continue to remain focused on our top priority of deleveraging our balance sheet, but within our other strategic goals, one is to continue to look at value-accretive acquisitions. I would say that our emphasis is in that order; not going to comment on the nature of the M&A markets, other than to say the large volatility that you see in the markets in general are, I'm sure, causing some uncertainties in the M&A markets. And we continue to follow that, but our priorities are as we stated.

Anojja Shah - BMO Capital Markets (United States)

Okay, great. Thank you.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

And I want to be clear. Look, I'm not specifically ruling out any actions, but we are going to execute on the priorities, as I've stated.

Anojja Shah - BMO Capital Markets (United States)

That's helpful. Thank you. And then a competitor recently announced plans for a new U.S. non-wovens line aimed at the specialty wipes market. Are you guys in that market currently and, if so, can you just describe the market dynamics?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Yeah. We're one of the largest providers of specialty wipes, and that market continues to grow. There is a tremendous advantage for customers to improve, obviously, the quality and effectiveness of the sanitation in their businesses. And so we're very excited about that market and it continues to grow.

Anojja Shah - BMO Capital Markets (United States)

Okay, great. That's it for me. Thank you.

Operator

Thank you. Our next question or comment comes from the line of Chris Manuel from Wells Fargo. Your line is open.

Chris D. Manuel - Wells Fargo Securities LLC

Good morning, gentlemen, and congratulations on a strong start to your fiscal year.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Thank you, Chris.

Mark W. Miles - Chief Financial Officer

Thanks.

Chris D. Manuel - Wells Fargo Securities LLC

I wanted to circle back to AVINTIV for one second. Well, two questions actually, along the lines of volumes, but specifically kind of wanted to focus on AVINTIV for one second. You did raise the synergy assumption, I think you'd said, $65 million. Can you maybe give us a sense as to where that's coming from, and timing for that? I'm guessing it's outside of this fiscal year. It's probably coming a little further out as you get into stuff, but just a sense as to, is that part of the $20 million raise in EBITDA target or not?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Obviously that's a key part of the increase in our EBITDA target. A portion of that will fall through in the fiscal year, probably consistent with how we discussed the $50 million initially dropping through. And those savings are coming in the areas I discussed, which are procurement, SG&A and operations effectiveness.

Chris D. Manuel - Wells Fargo Securities LLC

Okay. That's helpful. And then, if we could maybe go a little bit more into some of the volume stuff, was the trajectory much different through the quarter? And with the AVINTIV piece in particular, was it relatively consistent? I think you said up 2% as an average, but was it relatively consistent as you looked at the different geographies, or are you seeing anything different in some of the regions, given a lot of the strife in emerging markets we're seeing?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I'll remind you of the discussion we had. Of course, on a monthly basis, there were differences between the years in the number of shipping days, with the added days being mostly in December. If you adjust for that, I would say that we saw a trend of modestly improving demand throughout the quarter, and that seems to be continuing.

Chris D. Manuel - Wells Fargo Securities LLC

Okay. That's helpful. And was AVINTIV different geographically? I mean, we've had a lot of issues or concerns in Latin America and China, and the different pieces of the world. Is there anything that – some regions doing better, some doing worse, that's unusual to you?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

North America was very strong, very pleased with the business in North America, and Europe was good. Latin America was strong in Health and Hygiene, but weaker in Specialties, as I discussed before. And in Asia, we had a good quarter, but we're anticipating that to improve, as we've won some incremental business here throughout the year.

Chris D. Manuel - Wells Fargo Securities LLC

Okay. Thank you much, Jon. I apologize. We have a couple calls going on. So, if you may...

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Okay.

Chris D. Manuel - Wells Fargo Securities LLC

Answered a few. Thank you.

Operator

Thank you. Our next question or comment comes from the line of Debbie Jones from Deutsche Bank. Your line is open.

Debbie A. Jones - Deutsche Bank Securities, Inc.

Hi. Good morning.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Morning, Debbie.

Mark W. Miles - Chief Financial Officer

Morning.

Debbie A. Jones - Deutsche Bank Securities, Inc.

I was hoping to talk about, you mentioned some positive volume trajectories in your Consumer business. Just kind of what specific categories are driving that? And then, the categories that aren't performing very well, can you just address those, and what the issues are there?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Well, I would say we're particularly pleased with increased consumer demand for dairy products. You can see that in the consumer trends. That has helped our container business, as well as some new customers that we've won on the container side. So, I would say dairy is an improving area. If I had to point to a segment, we continue to look at bottles and closures, as you think about CSD and so forth. I would say that that is still soft, but relative to past quarters, perhaps improved slightly, as you heard from some of those customers as they've reported their results this week.

Debbie A. Jones - Deutsche Bank Securities, Inc.

Okay. So, there's no kind of like specific underperforming categories in that segment?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Look, our trends look like consumer demand. I would say that we were very strong in the areas I discussed. And if we had a softer area, it was in bottles and closures for the reasons I discussed, but I would say that they're relatively improving; the rate at which they were worsening is declining.

Debbie A. Jones - Deutsche Bank Securities, Inc.

Okay. Thank you. And I guess second question on AVINTIV synergies, thank you for the additional information there. I'm just curious, though, as you kind of get your hands around the business, what would you be most optimistic about looking ahead, in terms of where additional opportunities would be, whether it be on procurement, SG&A, or kind of revenue synergies that you've talked about in the past?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Well, first of all, a tremendous amount of credit goes to both the Berry and AVINTIV teams. They've done a fantastic job. I give credit to everybody involved. The integration has gone as well as we could have hoped. We're rapidly achieving the cost synergies that we discussed. And if there's an area that I'm particularly excited about, it's the opportunity to take the two product technologies from Berry and AVINTIV, combine them together, and come up with exciting new offerings for customers. That work is underway.

The other thing I'm very excited about is the stronger international capabilities that we acquired with AVINTIV. I discussed that. And so, the speed at which Berry and AVINTIV people came together – and I would say the culture of the two companies was quite similar to begin with. That was extremely gratifying, great work by everybody. And now we have an opportunity to grow. So we'll see how that works out.

Debbie A. Jones - Deutsche Bank Securities, Inc.

Great, thanks. I'll turn it over.

Operator

Thank you. Our next question or comment comes from the line of Arun Viswanathan from RBC Capital. Your line is open.

Arun Viswanathan - RBC Capital Markets LLC

Great. Thanks, guys. Good morning.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Morning, Arun.

Mark W. Miles - Chief Financial Officer

Morning.

Arun Viswanathan - RBC Capital Markets LLC

I was just curious. What are your customers telling you on their own demand outlook? I mean, has there been any kind of improvement, given lower oil prices or is there any relationship there?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I would say that, as I said before, we're seeing very modest, but measurable, improvements in demand. The root cause of that would only be a speculation by me, but, obviously, you see unemployment rates coming down. You see wage rates growing some, consumers obviously getting the benefit of lower gasoline prices. They've been extremely slow to spend that money, but perhaps we're starting to see the beginning of a trend there. And our volumes basically reflect the sentiment that we're hearing from our customers.

Arun Viswanathan - RBC Capital Markets LLC

Great. And then, another question I had was just on polypropylene capacity. There has been a couple years of underinvestment there over the last five or seven years or so. There is a lot of propylene now that's coming online with PDH units. Do you see growth in polypropylene capacity over the next couple years and is that necessary for your own supply?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

For us, of course, we look at all of the resins, polypropylene and polyethylene, on a global basis now. So, Berry being much larger globally, we've expanded our capabilities to source material in the most cost effective manner around the globe. I would say on a global basis, polypropylene is not short. Regionally in North America, I anticipate that there will be some capacity additions put online as the return on those investments appear attractive to the people that have to make them. So, we would suspect that that's becoming more attractive, but we'll have to wait and see.

Arun Viswanathan - RBC Capital Markets LLC

Great. Thank you.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I want to emphasize, we're not seeing any shortages and we're executing well on our global sourcing strategy.

Arun Viswanathan - RBC Capital Markets LLC

Thanks.

Operator

Thank you. Our next question or comment comes from the line of Danny Moran from Macquarie. Your line is open.

Danny Moran - Macquarie Capital (USA), Inc.

Hey, good morning. Congrats on the quarter, guys.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Thank you very much.

Mark W. Miles - Chief Financial Officer

Thanks.

Danny Moran - Macquarie Capital (USA), Inc.

Just another one on AVINTIV, you mentioned that it's on track and exceeding initial estimates. Was this purely on a synergy basis or can you tell us organic AVINTIV, as it's tracking a bit better than your expectations?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I would say organically, AVINTIV is tracking as we had estimated during the diligence. So I think it performed as we had estimated. I think the cost synergies and the outstanding work between the two sides to achieve those faster and in larger amounts is what's driving the difference.

Danny Moran - Macquarie Capital (USA), Inc.

Okay, got it. And then, just given the moves we've seen in resin, can you tell us what your EBITDA assumptions are for price costs this year, any change from when you introduced fiscal 2016 guidance in fiscal 4Q?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

We don't generally comment on that from a forward-looking position. As we've said in the call, we generally estimate that resin is going to be flat on a year-over-year basis. That's still the assumption in our guidance. Obviously, oil prices have dropped, but we still have to see what's going to happen with resin prices here. And I think as we complete a couple more quarters, the transparency of that for the full fiscal year will become more apparent. And at that time, if it's a change from the flat forecast, we'll comment on it.

Danny Moran - Macquarie Capital (USA), Inc.

Okay, got it. Good luck on the rest of the year. Thanks.

Operator

Thank you. Our next question or comment comes from the line of Bill Hoffmann from RBC Capital. Your line is open.

Bill Hoffmann - RBC Capital Markets LLC

Yeah. Good morning. I wonder if you could talk a little bit more about the HH&S segment, specifically the Specialties, how much of that segment is in the Specialties? And then also, as we look at the March quarter here, have you seen any change in those trends? You were talking about softness in the December quarter, just wondering if there's any change in trend in the March quarter.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Bill, good morning. It's good to hear from you.

Bill Hoffmann - RBC Capital Markets LLC

Thank you.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I would say that typically, the Specialties is the smallest piece of the HH&S division and it's largely in construction, agricultural and industrial segments. Their volumes in North America were quite good, as I said, but the main pressure came in Latin America, I think mostly related to the overall economic slowdown there, which did not impact the Health and Hygiene piece to the degree it did the Specialty piece.

Bill Hoffmann - RBC Capital Markets LLC

Okay. Thank you. And then, just moving over to the capital spend, could you just give us a little more detail on your thoughts over how much of that is incremental? How much of that is synergy savings, et cetera?

Mark W. Miles - Chief Financial Officer

Sure. Yeah, our capital budget for the year, an expectation of $285 million, Bill, and about a little over $100 million of that is related to just maintenance, maintaining our facilities and equipment in top condition. The remaining capital is allocated towards cost reduction and growth projects and they're reviewed on a case-by-case basis as presented to our internal capital committee.

Bill Hoffmann - RBC Capital Markets LLC

Okay. Thank you. And then, Jon, I just wondered if you could talk a little bit about some of the cross-selling opportunities that were sort of originally talked about and identified. Any thoughts on quantification at this point, when you start to be able to get some of these opportunities?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Well, we haven't talked about that mathematically. And I'm happy to do so in the future, as that starts to become more realized, but to give you an example of Berry before the acquisition of AVINTIV, we were providing back sheet into diaper applications, AVINTIV obviously much more components. And so as we work with our customers there, those customers are excited about the concept of pre-assembly, right. So they can reduce their conversion cost. They're also excited about incremental technologies because it's a very competitive space. And it allows them to differentiate themselves in a very tough marketplace. We're getting tremendous input from all those customers about the range of things that we can do for them now that we couldn't do before. So I think as those come to fruition, Bill, we'll talk about them more in future calls.

Bill Hoffmann - RBC Capital Markets LLC

Mostly 2017 and beyond, I would assume?

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

I think so. Yes.

Bill Hoffmann - RBC Capital Markets LLC

Okay. Thank you.

Operator

Thank you. We have a follow-up from the line of George Staphos from Bank of America Merrill Lynch. Your line is open.

George Leon Staphos - Bank of America Merrill Lynch

Hi, everyone, good morning. Sorry, doing dueling conference calls today. And I apologize if you already answer these questions, but congratulations on the year and the start to fiscal 2016. I guess my question, if I understand correctly, you've increased your synergy target, to some degree. Where were you able to find incremental benefits that hadn't been in your initial plan? And it seems like you're spending more to get those. Is the return on these synergies as good as what you had initially projected, kind of the first batch of synergies related to AVINTIV? That's broad question number one.

Question number two, can you comment to what you're seeing in AVINTIV's end markets, key end markets, as we are entering fiscal second quarter, any particularly good or particularly weak spots, whether it's diapers in Latin America or what have you, if you could provide some color on some of the key products and end markets? Thank you.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Hi, George. Look, I think on the first question, the incremental synergies are largely coming from operational improvements and from further reductions in SG&A and corporate costs. Because of that, there's more restructuring costs associated with those, as we discussed in the call.

I think in terms of the market for the HH&S division or AVINTIV in general, continue to be very pleased with the Health and Hygiene portion. North America very strong, Europe good, Asia will improve here as we go through the year, as we've won a significant amount of new business in the quarter. So, I feel good about that.

And the Health and Hygiene part of Latin America is still good, despite the very weak economies there. I would say that if we had softness, it was in the Specialties part, which encompasses, George, products like filtration, housewrap, agriculture and so forth. Those, I think, are more near-term sensitive to local economies. And we're weaker in Latin America for sure and somewhat soft in Europe as well.

George Leon Staphos - Bank of America Merrill Lynch

Thank you, Jon.

Operator

Thank you. Showing no additional questions at this time, I would like to turn it back over to management for any closing remarks.

Jonathan D. Rich, PhD - Chairman & Chief Executive Officer

Well, we certainly appreciate your interest in Berry Plastics. Thanks for joining the call today and we look forward to talking with you at the end of the next quarter.

Thanks, everybody.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes the program. You may now disconnect. Everyone, have a wonderful day.

Forward Looking Statements

Statements in the preceding presentation that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in the preceding presentation.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) the ability of our insurance to cover fully our potential exposures; (13) risks that our restructuring programs may entail greater implementation costs  or result in lower costs savings than anticipated; (14) potential failure to realize the intended benefits of the acquisition of Avintiv, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all; (15) increased exposure to international risks as a result of the acquisition of Avintiv, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (16) the other factors discussed in the under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of the preceding presentation.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Further information regarding non-GAAP measures referenced in the foregoing presentation is provided in the earnings release furnished as Exhibit 99.1 to the accompanying Form 8-K